CERTIFICATE OF INCORPORATION

                                       OF

                          FASCO CONSUMER PRODUCTS, INC.

         FIRST: The name of the corporation (the "Corporation") is Fasco Consumer Products, Inc.

         SECOND: The registered office of the Corporation in Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares which the Corporation shall have authority to issue is 10,000, all of which are to be common stock with a par value of $1.00 each.

         FIFTH: The name and mailing address of the incorporator is Ella H. Weber, 33 Riverside Avenue, Westport, Connecticut 06880.

         SIXTH: In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation in any manner not inconsistent with law or this Certificate of Incorporation; provided, however, that the stockholders of the Corporation entitled to vote shall retain the power to adopt additional bylaws and may alter or repeal any bylaw of the Corporation whether adopted by them or otherwise.

         SEVENTH: The books and records of the Corporation may be kept, subject to any provision of the laws of the State of Delaware, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

         EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the

Delaware Code or any amendment or successor provision thereto, or (iv) for any transaction from which such director derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or any amendment hereof in the manner now or hereafter prescribed by law, and all rights of the stockholders are subject to this reservation.

         THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, makes this Certificate, hereby declaring and certifying that this is her act and deed and the facts herein stated are true, and accordingly, has hereunto set her hand this 24th day of June, 1992.


                                                   /s/ Ella H. Weber
                                                   ----------------------------
                                                   Ella H. Weber
                                                   Sole Incorporator

                   State of DELAWARE/Domestic for Profit CORP.

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

FASCO CONSUMER PRODUCTS, INC., a corporation organized and existing under and by virtue of The General Corporation Law of the state of Delaware, DOES HEREBY
CERTIFY:

FIRST: That the Board of Directors of said corporation, by unanimous written consent filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation;

                  RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

                           "FIRST. The name of the corporation ("the
                           Corporation") is PATTON BUILDING PRODUCTS, INC."

SECOND: That in lieu of a meeting and vote of stockholders, the holders of all of the outstanding stock of the corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said FASCO CONSUMER PRODUCTS, INC., has caused this certificate to be signed by Thomas K. Manning, President of the corporation, this 19 of December, 1997.

                                           FASCO CONSUMER PRODUCTS, INC.


                                           By: /s/ Thomas K. Manning
                                               --------------------------------
                                               Thomas K. Manning, President

State of Missouri          )
                                    ) ss.
County of Jackson
          -------------    )

         Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared Thomas K. Manning, President of the corporation named in this document, who is known to me to be the same person who executed the foregoing certificate and duly acknowledged its execution of the same this 19 day of December 1997.

         (Seal)

                                                     /s/ Jennifer S. Jackson
                                                     ---------------------------
                                                     Notary Public

My appointment or commission expires

March 4, 2000.